Exhibit 4.2

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2, dated August 2, 2007 (“Amendment No. 2”) to the Rights Agreement (the “Rights Agreement”) dated as of May 25, 2004 (and amended as of November 3, 2006) between James River Coal Company, a Virginia corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), successor to SunTrust Bank, is made by and between the Company and the Rights Agent. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement; and

WHEREAS, the Company has determined to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement and the Rights Agent is directed to join in this Amendment No. 2 to the Rights Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    The definition of Approved Acquisition in Section 1 of the Rights Agreement is hereby amended to delete the definition in its entirety, and to insert in lieu thereof the following:

“APPROVED ACQUISITION” means any acquisition of Common Stock that (i) causes a Person to become the Beneficial Owner of (A) 20% or more of the shares of Common Stock then outstanding, or (B) if already a Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, an additional 2% or more of the shares of Common Stock then outstanding, and (ii) is approved in advance by a majority of the Board of Directors.

2.    The definition of Distribution Date in Section 1 of the Rights Agreement is hereby amended to delete the definition in its entirety, and to insert in lieu thereof the following:

“DISTRIBUTION DATE” means the earlier of (i) the Close of Business on the tenth day (or such later day as may be designated by action of a majority of the Board of Directors) after the Share Acquisition Date, and (ii) the Close of Business on the tenth Business Day (or such later day as may be designated by action of a majority of the Board of Directors) after the date of the commencement by any Person (other than an Excluded Person) of, or of the first public announcement of the intention by any Person (other than an Excluded Person) to commence, a tender or exchange offer if, upon consummation thereof, such Person, together with all Affiliates and Associates of such Person, would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding.

3.    Section 2 of the Rights Agreement is hereby amended to delete that Section in its entirety, and to insert in lieu thereof the following:

SECTION 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with SECTION 3, shall prior to the Distribution Date also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent. If the Company appoints one or more co-Rights Agents, then the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

4.    Section 21 of the Rights Agreement is hereby amended to delete that Section in its entirety, and to insert in lieu thereof the following:

SECTION 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ written notice mailed to the Company and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and, subsequent to the Distribution Date, to the holders of the Rights Certificates by first-class mail. In the event that the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ written notice, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and subsequent to the Distribution Date, to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. The successor rights agent must be a corporation authorized to do business in the United States and have assets of at least Fifty Million Dollars ($50,000,000). If the Company shall fail to make such appointment within a period of 30 days of giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and, subsequent to the Distribution Date, mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this SECTION 21, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

5.    Section 23(b) of the Rights Agreement is hereby amended to delete that Subsection in its entirety, and to insert in lieu thereof the following:

(b)    If, following the occurrence of a Share Acquisition Date (i) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event such that such Person is thereafter the Beneficial Owner of 20% or less of the outstanding Common Stock, and (ii) there are no other Persons immediately following the occurrence of the event described in clause (i) who are Acquiring Persons, then the right of redemption shall be reinstated and thereafter be subject to the provisions of this SECTION 23.

6.    A new Section 35 shall be added to the Rights Agreement as follows:

SECTION 35. FORCE MAJEURE. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortages of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

7.    Except as amended hereby, the Rights Agreement remains in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 by their duly authorized representatives effective the date set forth above.

JAMES RIVER COAL COMPANY	COMPUTERSHARE TRUST COMPANY, N.A.
By: /s/ Peter T. Socha	By: /s/ Dennis V. Moccia
Name: Peter T. Socha	Name: Dennis V. Moccia
Title: Chief Executive Officer	Title: Managing Director

Address for notice:

730 Peachtree Street, NE
Suite 840
Atlanta, GA 30308
Attn: Sandra Benefield